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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) or (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                FMC CORPORATION
             (Exact Name of Registrant as specified in its Charter)


               Delaware                                   94-0479804
(State of Incorporation or Organization)       (IRS Employer Identification No.)


       200 East Randolph Drive
          Chicago, Illinois                                          60601
(Address of Principal Executive Office)                            (Zip Code)



       Securities to be Registered Pursuant to Section 12(b) of the Act:

                                                Name of each exchange on which
Title of each class to be so registered         each class is to be registered
---------------------------------------         -------------------------------

Preferred Share Purchase Rights                 New York Stock Exchange


       Securities to be Registered Pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)
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     This Amendment No. 2 on Form 8-A/A is filed to supplement and amend the information set forth in the Registration Statement on Form 8-A dated March 6, 1986 filed by FMC Corporation (the "Company") and the information set forth in the amendment thereto on Form 8 dated February 23, 1988. All capitalized terms not defined herein have the meanings ascribed to such term in the Rights Agreement (as defined herein).

Item 1.    Description of Securities

           On February 9, 1996 the Board of Directors of the Company approved an amendment (the "Amendment") to the Amended and Restated Rights Agreement dated as of February 19, 1988 (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent.

           Under the Amendment (a) the expiration date of the Rights has been extended from March 7, 1996 to March 7, 2006, (b) the definition of "Acquiring Person" has been modified to decrease from 20% to 15% the threshold of beneficial ownership at which a Person is deemed to be an Acquiring Person, (c) the definition of "Distribution Date" has been modified to reduce from 30% to 15% the percentage of the outstanding Common Shares for which a tender or exchange offer is made that would give rise to the occurrence of a Distribution Date and (d) the exercise price of the Rights has been increased from $75.00 to $300.00.

           The Amendment also provides that at any time after a Person becomes an Acquiring Person, the Company may exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, and/or other equity securities deemed to have the same value as one share of Common Stock, per Right, subject to adjustment.

           The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Amendment which is attached as
Exhibit 1 hereto and is hereby incorporated herein by reference.

Item 2.    Exhibits.

     5. Amendment dated as of February 9, 1996 to Rights Agreement dated as of February 22, 1986 as amended and restated as of February 19, 1988 between the Company and Harris Trust and Savings Bank.
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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

                                             FMC CORPORATION




Date: February 12 , 1996                     By: /s/ J. Patrick J. Head
                                                 ----------------------
                                             Name:   Patrick J. Head
                                             Title:   Vice President